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                                                                      EXHIBIT 12

                              OWENS-ILLINOIS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)

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                                                                                YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
                                                                    1997       1996       1995       1994       1993
                                                                  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from continuing operations before income taxes, minority share owners' interests, extraordinary items and
  cumulative effect of accounting change........................  $   452.3  $   324.1  $   310.0  $   171.3  $  (294.5)
Pretax earnings of majority-owned subsidiary not consolidated...                                         8.7        4.3
Less: Equity earnings...........................................      (17.9)     (15.2)     (14.4)     (22.3)     (25.3)
Add: Total fixed charges deducted from earnings.................      324.1      324.3      321.1      298.0      316.4
    Proportional share of pretax earnings of 50%
      owned associates..........................................        2.8                                        18.6
    Dividends received from less than 50% owned
      associates................................................        4.8        2.7        3.7        2.9        4.9
                                                                  ---------  ---------  ---------  ---------  ---------
        Earnings available for payment of fixed charges.........  $   766.1  $   635.9  $   620.4  $   458.6  $    24.4
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Fixed charges (including the Company's proportional share of 50%
  owned associates):
    Interest expense............................................  $   298.7  $   297.6  $   294.6  $   273.1  $   284.6
    Portion of operating lease rental deemed to be
      interest..................................................       21.3       21.7       21.5       19.8       20.3
    Amortization of deferred financing costs and debt
      discount expense..........................................        4.1        5.0        5.0        5.1       11.5
                                                                  ---------  ---------  ---------  ---------  ---------
        Total fixed charges deducted from earnings and total
          fixed charges.........................................  $   324.1  $   324.3  $   321.1  $   298.0  $   316.4
Preferred stock dividends (increased to assumed pre-tax
  amount).......................................................        2.2        2.2        2.6        3.1        3.0
                                                                  ---------  ---------  ---------  ---------  ---------
Combined fixed charges and preferred stock dividends............  $   326.3  $   326.5  $   323.7  $   301.1  $   319.4
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges..............................        2.4        2.0        1.9        1.5
Deficiency of earnings available to cover fixed charges.........                                              $   292.0
Ratio of earnings to combined fixed charges and preferred stock
  dividends.....................................................        2.3        1.9        1.9        1.5
Deficiency of earnings available to cover combined fixed charges
  and preferred stock dividends.................................                                              $   295.0
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